Exhibit 2

                         EXCHANGE AGREEMENT

               THIS EXCHANGE AGREEMENT, dated as of December 11, 1996, between Ampal-American Israel Corporation, a corporation orga-nized under the laws of the State of New York ("Ampal"), and Bank Hapoalim B.M., a company incorporated under the laws of the State of Israel (the "Bank").

                                 WITNESSETH

               WHEREAS, Ampal has a Class of Common Stock, $1 par value (the "Common Stock"), and a Class A Stock, $1 par value (the "Class A Stock");

               WHEREAS, the Bank is the owner of 3,000,000 shares of Common Stock (the "Bank's Common Stock");

               WHEREAS, other than the Bank's Common Stock, there are no authorized and outstanding shares of Common Stock;

               WHEREAS, the Bank, in an effort to comply with the requirements of the Israeli banking laws, has to decrease to 25% or less its holdings in and means of control over Ampal by December 31, 1996;

               WHEREAS, the Bank has proposed to Ampal that (i) the rights of the Bank's Common Stock be equalized with those of the Class A Stock (the "Equalization"), and (ii) the Bank should be compensated for the reduction in its voting rights, which would result from the Equalization;

               WHEREAS, Ampal's Board of Directors has formed a Special Committee consisting of five outside directors (the "Special Committee"), to consider the Equalization, and to negotiate, approve or disapprove any such transaction on Ampal's behalf;

               WHEREAS, on May 12, 1996, the Bank and its wholly-owned subsidiary Atad Hevra Lehashkaot Limited ("Atad", and together with the Bank, the "Seller") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Rebar Financial Corp. ("Rebar"), Daniel Steinmetz, Benjamin Steinmetz and Raz Steinmetz (collectively with Rebar, the "Buyer");

               WHEREAS, pursuant to the Stock Purchase Agreement the Seller may sell to Rebar 1,500,001 shares of the Bank's Common Stock in consideration for an increased purchase price, or may, so long as the Seller has not delivered to Rebar 1,500,001 shares of the Bank's Common Stock, elect to initiate the Procedure of Equalization of Rights (as this term is defined in the Stock Purchase Agreement) that may be carried out, among other alterna-tives, by way of exchanging all of the Bank's Common Stock for 3,000,000 shares of Class A Stock (the "New Shares") on a one-for-one basis (the "Exchange"), provided, that simultaneously with the Exchange, Ampal will undertake to both the Seller and Rebar, finally and irrevocably, that it shall make no use whatso-ever of all or some of the Common Stock (including sale, trans-fer, issuance or any other action);

               WHEREAS, each of the Special Committee and Ampal's Board of Directors ("Ampal's Board") have approved, and deems it advisable and in the best interests of Ampal's shareholders to consummate the Exchange by the terms and subject to the condi-tions set forth herein;

               NOW, THEREFORE, in consideration of the forgoing and the respective representations, warranties, covenants and agree-ments set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                THE EXCHANGE

               1.1 The Exchange. Upon the terms and subject to the conditions set forth herein, the Bank and Ampal shall exchange all of the Bank's Common Stock for the New Shares as provided in
     Section 1.2 herein.

               1.2 Date and Place of The Exchange. The Exchange shall take place at the offices of Ampal at 1177 Avenue of the Americas, New York, NY 10036, on December 11, 1996, at or after 1:00 p.m., New York time or such other time on December 11, 1996 as the parties may agree (the "Exchange Date").

               1.3 The Exchange Procedure. At the Exchange Date, the Bank shall surrender to Ampal all certificates representing the Bank's Common Stock, duly endorsed to Ampal or accompanied by appropriate stock powers duly executed, in proper form for transfer and, upon such surrender, Ampal shall deliver to the Bank a certificate for the New Shares, registered in the name of the Bank. From and after the Exchange Date, the Bank shall cease to have any right with respect to the Bank's Common Stock.

                                 ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE BANK

               2. The Bank hereby represents and warrants to Ampal as of the date hereof as follows:

          (a) The Bank has requisite corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to carry out the trans-actions contemplated hereby. The Board of Directors of the Bank has duly approved and authorized the execution and delivery by the Bank of this Agreement and the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, and no other corporate proceedings are necessary on the part of the Bank to approve and authorize the execution and delivery of this Agreement and the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby. This Agreement constitutes and will constitute a valid and binding agreement of the Bank enforceable against the Bank in accordance with its terms.

          (b) The Bank is the record and beneficial owner of, has and transfers to Ampal good and marketable title to the Bank's Common Stock, free and clear of any lien, pledge, security interest, proxy, voting trust arrangement, collateral secu-rity agreement, claim, charge, equities, title defect, option or other encumbrance (any of the foregoing, an "En-cumbrance"). The Bank's shares of Common Stock are not subject to any restrictions on transferability other than those imposed under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and other than as provided in the Stock Purchase Agreement, there are no options, warrants, calls, commit-ments or rights of any character to purchase or otherwise acquire shares of Common Stock from the Bank pursuant to which the Bank may be obligated to sell or transfer any such shares.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the Exchange by the Bank, nor com-pliance by the Bank with any of the provisions hereof, (i) conflicts with or results in the breach of the provisions of the Bank's Memorandum of Association or Articles of Associa-tion, (ii) requires the consent or approval of the Bank's shareholders, (iii) violates or breaches or constitutes a default under the Stock Purchase Agreement, and (iv) to the best of the Bank's knowledge, violates or breaches in a material way, or constitutes a default under, U.S. (federal or state) or Israeli laws applicable to the Bank, or the terms, conditions or provisions of any material instrument or agreement to which the Bank is a party or by which the Bank's businesses, properties or assets are bound.

          (d) The Bank acknowledges that the New Shares have not been registered for sale under the Securities Act of 1933 (the "Securities Act") or applicable state securities laws, if any, and that the New Shares are being issued to the Bank pursuant to the exemption from registration provided for in
          Section 4(2) of the Securities Act and pursuant to any other applicable exemption under the Securities Act.

          (e) As of the Exchange Date, the Bank is an "accredited investor" within the meaning of Rule 501 ("Rule 501") under the Securities Act.

          (f) The Bank is familiar with the Restated Certificate of Incorporation of Ampal, as amended, and with the rights of the holders of Common Stock and the holders of Class A Stock. In addition, several officers of the Bank currently serve as directors of Ampal. Ampal has made available to the Bank all information as the Bank has requested with respect to Ampal, its subsidiaries and their financial condition.

          (g) Any New Shares issued to the Bank pursuant to this Agreement will be taken by the Bank solely for its own account for the purpose of investment and not with a view to the distribution thereof, except in compliance with the Securities Act.

          (h) To the best of the Bank's knowledge, no commission or other remuneration has been or will be paid or given direct-ly or indirectly for soliciting the Exchange.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF AMPAL

               3. Ampal hereby represents and warrants to the Bank that as of the Exchange Date:

          (a) Ampal has requisite corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to carry out the trans-actions contemplated hereby. The Special Committee has duly approved the Exchange and recommended that Ampal's Board approve the Exchange and all actions appropriate thereto. Ampal's Board has duly approved the Exchange and has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby, and, other than approval of Ampal's shareholders to amendments to Ampal's Restated Certificate of Incorporation, as amended, contemplated by this Agreement, no other corpo-rate proceedings on the part of Ampal are necessary to approve and authorize the execution and delivery by Ampal of this Agreement and the documents and instruments contemplat-ed hereby and the consummation by Ampal of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Ampal, enforceable against Ampal in accordance with its terms.

          (b) Ampal transfers to the Bank good and marketable title to the New Shares, free and clear of any Encumbrance other than any restrictions on transferability arising under any applicable securities laws.

          (c) Neither the execution, delivery or performance of this Agreement nor the consummation by Ampal of the transactions contemplated hereby nor compliance by Ampal with any of the provisions of this Agreement, (i) conflicts with or results in any breach of any provisions of Ampal's Restated Certifi-cate of Incorporation, as amended, or By-Laws or similar organizational document of Ampal, (ii) requires the consent or approval of Ampal's shareholders, except for the amend-ments to Ampal's Restated Certificate of Incorporation, as amended, contemplated in this Agreement, or (iii) to the best of Ampal's knowledge, violates or breaches in a materi-al way, or constitutes a default under, U.S. (federal or state) or Israeli laws applicable to Ampal, or the terms, conditions or provisions of any material instrument or agreement to which Ampal is a party or by which Ampal's businesses, properties or assets are bound.

          (d) The aggregate number of shares that Ampal is authorized to issue is sixty seven million nine hundred thirty two thousand eight hundred fifty (67,932,850) shares divided into the following three classes: (i) three million (3,000,000) shares of Common Stock, of which three million (3,000,000) shares are outstanding; (ii) sixty million (60,000,000) shares of Class A Stock of which twenty million five hundred eighty three thousand two hundred eleven (20,583,211) shares were outstanding as of September 30, 1996; and (iii) two series of Preferred Stock consisting of
          (a) six hundred fifty thousand (650,000) shares of 4% Cumu-lative Convertible Preferred Stock, of which one hundred ninety five thousand five hundred twenty three (195,523) shares were outstanding as of September 30, 1996, and (b) four million two hundred eighty two thousand eight hundred fifty (4,282,850) shares of 6-1/2% Cumulative Convertible Preferred Stock, of which one million seventeen thousand four hundred forty one (1,017,441) shares were outstanding as of September 30, 1996.

          (e) The Special Committee and the Board have received the opinion of Schroder Wertheim & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Ex-change is fair to the holders of the Class A Stock, other than the Bank, from a financial point of view, a copy of which opinion has been made available to the Bank.

          (f) The Class A Stock is registered pursuant to the Securi-ties Exchange Act of 1934, and is listed on the American Stock Exchange ("AMEX").

          (g) Ampal submitted and AMEX approved an application to list the New Shares on AMEX.

          (h) To the best of Ampal's knowledge, no commission or other remuneration has been or will be paid or given direct-ly or indirectly for soliciting the Exchange.

                                 ARTICLE IV

                                 COVENANTS

               4.1 The Bank agrees that it will not sell or otherwise dispose of any of the New Shares except in compliance with applicable federal and state securities laws. All certificates representing the New Shares will have stamped, printed or typed thereon a legend substantially in the following form:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES THEREUNDER, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM.

               4.2 Amendment To Ampal's Restated Certificate of Incorporation. Ampal hereby undertakes to recommend to its shareholders that they vote their shares at the next meeting of Ampal's shareholders in favour of an amendment to Ampal's Restat-ed Certificate of Incorporation, as amended, that shall provide for (i) the removal and elimination of the Common Stock from Ampal's authorized shares, and (ii) the cancellation of any reference to the Common Stock in Ampal's Restated Certificate of Incorporation, as amended.

               4.3  Interim Undertakings.  Until such time when
     Ampal's Restated Certificate of Incorporation, as amended, is amended as provided in Section 4.2 herein, Ampal shall not:

               (a) Reissue, resell, transfer, distribute or take any other action with respect to any or all of the Common Stock; and

               (b) Issue any class of equity security that has voting rights that are preferential to the voting rights of the Class A Stock, other than preferred stock that has customary preferential voting rights with respect to the election of members of Ampal's board of directors only in the event of the nonpayment of preferential dividends.

               4.4 Issuance of Equity Securities. Until such time when the Bank's interest in Ampal, whether directly or through subsidiaries of the Bank, is less than 10% of the outstanding shares of the Class A Stock, Ampal shall not issue any class of equity security that has voting rights that are preferential to the voting rights of the Class A Stock, other than preferred stock that has customary preferential voting rights with respect to the election of members of Ampal's board of directors only in the event of the nonpayment of preferential dividends.

                                 ARTICLE V

                               MISCELLANEOUS

               5.1 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

               5.2 Consent to Jurisdiction. Each party hereto irrevo-cably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 5.7 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevoca-bly and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               5.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Bank and Ampal.

               5.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior consent of the other party hereto.

               5.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing executed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to waive or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

               5.6  Survival of Representations, Warranties and
     Covenants. Unless specifically provided otherwise herein, all of the representations, warranties and covenants in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Exchange Date.

               5.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

               If to the Bank:

                    Bank Hapoalim B.M.
                    63 Yehuda Halevy Street
                    Tel Aviv 61000, Israel
                    (972)(3)-567-4576 (facsimile)
                    (972)(3)-567-3333 (telephone)
                    Attention:  General Counsel

               If to Ampal:

                    Ampal-American Israel Corporation
                    1177 Avenue of the Americas
                    New York, NY 10036
                    (212) 782-2114 (facsimile)
                    (212) 782-2100 (telephone)
                    Attention:  President

     or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. All such notices, requests, claims, demands and other communications shall be deemed given upon receipt.

               5.8 Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understand-ings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               5.9 Counterparts. This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and, if executed in counterparts, shall become effective when the two counterparts have been signed by each of the parties and delivered to the other parties, it being under-stood that all parties need not sign the same counterpart.

               5.10 Headings. The headings contained in this Agree-ment are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               5.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affect-ing in any way the remaining provisions hereof in such jurisdic-tion or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

               5.12 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their permit-ted successors or assigns, any rights or remedies under or by reason of this Agreement.

                         [SIGNATURE PAGE TO FOLLOW]


               IN WITNESS WHEREOF, each of the Bank and Ampal have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              BANK HAPOALIM B.M.

                                /s/ Shimon Ravid
                              By: Shimon Ravid
                              Title: Joint Managing Director

                                /s/ Yaacov Elinav
                              By: Yaacov Elinav
                              Title: Senior Deputy Managing Director

                              AMPAL-AMERICAN ISRAEL
                                 CORPORATION

                                /s/ Lawrence Lefkowitz
                              By: Lawrence Lefkowitz
                              Title: President